Exhibit 4.1

HSBC Credit Card Master Note Trust (USA) I

Series 2006-1

AMENDMENT NO. 1 TO SERIES 2006-1 INDENTURE SUPPLEMENT

AMENDMENT NO. 1, dated as of December 15, 2008 (“Amendment”), between WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Owner Trustee of the HSBC CREDIT CARD MASTER NOTE TRUST (USA) I, a common law trust existing under the laws of the State of Delaware (herein, the “Issuer” or the “Trust”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, not in its individual capacity, but solely as the Indenture Trustee and the Securities Intermediary, to the Series 2006-1 Indenture Supplement dated as of September 15, 2006 by and between such parties ( the “Indenture Supplement”) under the Second Amended and Restated Master Indenture, dated as of June 30, 2006 (the “Indenture”, and together with the Indenture Supplement, the “Agreement”).

WHEREAS, Section 10.01(a) of the Indenture permits amendment of the Indenture Supplement upon the terms and conditions specified therein;

WHEREAS, the Issuer and the Indenture Trustee wish to amend the Indenture Supplement.

NOW, THEREFORE, the Issuer and the Indenture Trustee agree that the Indenture Supplement is hereby amended effective as of the date hereof as follows:

Section 1.	Amendment to Section 2.01 (“Definitions”).

(a)          The definition of “Fixed Investor Percentage” is hereby deleted and replaced with the following:

“Fixed Investor Percentage” shall mean, with respect to any Due Period, the percentage equivalent (which percentage shall never exceed 100%) of a fraction, (a) the numerator of which is the Adjusted Invested Amount as of the close of business on the last day of the Revolving Period, together with any supplemental amount designated by the Transferor as a supplemental O/C amount after the close of business on the last day of the Revolving Period and (b) the denominator of which is the Adjusted Pool One Principal Balance.

(b)          The definition of “Invested Amount” is hereby deleted and replaced with the following:

“Invested Amount” shall mean, as of any date of determination, an amount equal to the Initial Principal Amount of the Series 2006-1 Notes and the Initial O/C Amount, together with any supplemental amount designated by the Transferor as a supplemental O/C amount, minus (a) the amount of principal previously paid to the Series 2006-1 Noteholders with respect to the Class A Notes and the Class B Notes (including the principal amount of any Notes purchased by the Transferor) and any reduction in the O/C Amount pursuant to Section 4.04(b) or (c), and (b) the amount of unreimbursed Investor Charge-offs and unreimbursed Subordinated Principal Collections (such amount shall be a net amount after giving effect to Section 4.04(a)(v)).

(c)         The definition of “Monthly Subordination Amount” is hereby deleted and replaced with the following:

“Monthly Subordination Amount” shall mean, with respect to any Due Period, an amount equal to the sum of:

(a)          the lower of (i) the excess of the amounts distributable pursuant to Section 4.04(a)(i) over the Available Investor Finance Charge and Administrative Collections and Excess Finance Charge and Administrative Collections allocated with respect thereto pursuant to Section 4.04(a)(i), and (ii) (1) the product of (I) a percentage, the numerator of which is the Class B Note Initial Principal Balance plus the Initial O/C Amount together with any supplemental amount designated by the Transferor as a supplemental O/C amount and the denominator of which is the Initial Invested Amount together with any supplemental amount designated by the Transferor as a supplemental O/C amount and (II) the Initial Invested Amount, together with any supplemental amount designated by the Transferor as a supplemental O/C amount, minus (2) any principal payments to the O/C Holder minus (3) the amount of unreimbursed Investor Charge-offs (after giving effect to Investor Charge-offs for the related Due Period) and unreimbursed Subordinated Principal Collections (as of the previous Distribution Date); and

(b)          the lower of (i) the excess of the amounts distributable pursuant to Sections 4.04(a)(ii) and 4.04(a)(iii), over the Available Investor Finance Charge and Administrative Collections and Excess Finance Charge and Administrative Collections allocated with respect thereto pursuant to Sections 4.04(a)(ii) and (iii), and (ii)(1) the product of (I) a percentage, the numerator of which is the Initial O/C Amount together with any supplemental amount designated by the Transferor as a supplemental O/C amount and the denominator of which is the Initial Invested Amount together with any supplemental amount designated by the Transferor as a supplemental O/C amount and (II) the Initial Invested Amount, together with any supplemental amount designated by the Transferor as a supplemental O/C amount, minus (2) any principal payments to the O/C Holder minus (3) the amount of unreimbursed Investor Charge-offs (after giving effect to Investor Charge-offs for the related Due Period) and unreimbursed Subordinated Principal Collections (as of the previous Distribution Date, including amounts allocated pursuant to clause (a) above with respect to the related Distribution Date).

(d)         The definition of “Required O/C Amount” is hereby deleted and replaced with the following:

“Required O/C Amount” shall mean, as of the Closing Date, the Initial O/C Amount and, as of any Distribution Date thereafter, an amount equal to the product of (a) a fraction equal to the Initial O/C Amount, together with any supplemental amount designated by the Transferor as a supplemental O/C amount, divided by the Initial Principal Amount and (b) the Interim Note Principal Amount for such Distribution Date but not less than 3% of the Initial Invested Amount, together with any supplemental amount designated by the Transferor as a supplemental O/C amount; provided that (a) if an Amortization Event has occurred, the Required O/C Amount for any Distribution Date shall equal the amount of such requirement immediately preceding such Amortization Event, (b) in no event shall the Required O/C Amount exceed the sum of the Class A Note Principal Balance and the Class B Note Principal Balance on any such date, (c) the Required O/C Amount may be reduced at any time to a lesser amount if (i) the Rating Agency Condition is satisfied and (ii) an Officer’s Certificate of the Transferor has been delivered to the effect that in the reasonable belief of the Transferor, such reduction will not result in an Adverse Effect, and (d) the Transferor, in its sole discretion, may increase the Required O/C Amount at any time.

(e)          The definition of “Series Adjusted Invested Amount” is hereby deleted and replaced with the following:

“Series Adjusted Invested Amount” shall mean, with respect to any Due Period:

(a)          during the Revolving Period, the Invested Amount as of the last day of the immediately preceding Due Period (or with respect to the first Due Period, as of the Closing Date); and

(b)          during the Controlled Accumulation Period or any Early Amortization Period, the amount specified in clause (a) above as of the close of business on the last day of the Revolving Period, together with any supplemental amount designated by the Transferor as a supplemental O/C amount after the close of business on the last day of the Revolving Period, less unreimbursed Investor Charge-offs thereafter.

Section 2.          Counterparts. This Amendment to the Indenture Supplement may be executed in several counterparts, each of which shall be deemed an original hereof and all of which, when taken together, shall constitute one and the same Amendment to the Indenture Supplement.

Section 3.         Ratification of Indenture Supplement. Except as provided herein, all provisions, terms and conditions of the Indenture Supplement shall remain in full force and effect. As amended hereby, the Indenture Supplement is ratified and confirmed in all respects.

Section 4.         Authorization. The Owner Trustee is hereby directed by HSBC Receivables Funding Inc. I to execute and deliver this Amendment on behalf of the Trust. HSBC Receivables Funding Inc. I hereby certifies to the Owner Trustee that all conditions precedent to the Owner Trustee’s execution and delivery of this Amendment have been satisfied.

Section 5.         Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth on the first page hereof.

WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Owner Trustee of the HSBC CREDIT CARD MASTER NOTE TRUST (USA) I

By	/s/ R. Simpson
Name: Rachel L. Simpson
Title: Sr. Financial Services Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee and Securities Intermediary

By	/s/ S. Dignan
Sue Dignan
Vice President

The undersigned hereby consent to this

Amendment as of the date hereof.

HSBC Receivables Funding Inc. I, as Transferor, Class B Noteholder and O/C Holder By: /s/ Cheryl F. Steffens Name: Cheryl F. Steffens Title: Vice President and Assistant Treasurer
HSBC FINANCE CORPORATION, as Servicer By: /s/ Craig T. Thiele Name: Craig T. Thiele Title: Senior Vice President-Money & Capital Markets

Signature Page to Amendment No. 1 to Series 2006-1 Indenture Supplement